Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-257558 and No. 333-254983) of Processa Pharmaceuticals, Inc. and Registration Statements on Form S-8 (No. 333-257557 and No. 333-233264) pertaining to the Processa Pharmaceuticals, Inc. 2019 Omnibus Equity Plan and (No. 333-190697) pertaining to the Heatwurx, Inc. 2011 Equity Incentive Plan of our report dated March 29, 2024, relating to the consolidated financial statements of Processa Pharmaceuticals, Inc. for the years ended December 31, 2023 and 2022 included in the Annual Report on Form 10-K of Processa Pharmaceuticals, Inc. for the year ended December 31, 2023.

/s/ BD & Company, Inc.

Owings Mills, MD

March 29, 2024